STRATEGIC STORAGE TRUST INC.'S GROWING PORTFOLIO SET TO EXPAND

WITH ADDITION OF SELF-STORAGE UNITS IN ATLANTA AND MONTGOMERY

LADERA RANCH, Calif.-May 1, 2009-Strategic Storage Trust Inc. (SSTI) today announced it has secured purchase agreements for three additional self-storage facilities in prime locations near Atlanta, Ga., and Montgomery, Ala.

If completed, the purchases would expand the publicly-registered, non-traded REIT's portfolio to include nine self-storage facilities in six states. Since it was launched just over a year ago, SSTI has acquired storage centers with a total of more than 3,000 units and 400,000 rentable square feet in Mississippi, Florida, Virginia and Kentucky.

The pending transactions in Georgia and Alabama come with a combined purchase price of $13.4 million and are targeted for closing at the end of the 2nd quarter of this year.

"These prospective transactions represent the types of properties that are the focus of our investment strategy; strong assets in strong markets with high end quality not always found in self storage," said SSTI Chairman and CEO H. Michael Schwartz. "We are in the enviable position of having cash to invest at a time when few buyers have that advantage."

Two of the storage centers to be acquired from United Storage are in the Atlanta suburbs of Marietta and Alpharetta.

The Marietta Property is a 506-unit self storage facility that sits on approximately 1.2 acres and contains approximately 52,000 rentable square feet of self storage space, located at 2035 Powers Ferry Road, approximately 10 miles north of downtown Atlanta. It was constructed in 2006.

The Alpharetta Property is a 646-unit self storage facility that sits on approximately 3.8 acres and contains approximately 76,200 rentable square feet of self storage space, located at 11640 Jones Bridge Road, approximately 30 miles north of downtown Atlanta, Georgia. It was constructed in 2002.

The Montgomery facility is to be acquired from Advent Development Co., LLC. It is a 602-unit self storage center that sits on approximately 5.5 acres and contains approximately 94,600 rentable square feet of self storage space, located at 6010 Monticello Drive, approximately six miles east of downtown Montgomery. It was constructed in 1995 and 2004.

SSTI's strategy is to identify key self-storage properties nationwide for acquisition, with prospects of capitalizing on creating greater efficiency in a sector that is comparatively stable but also fragmented among many smaller owner-operators.

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes more than 3,024 self-storage units and 407,000 rentable square feet of storage space. Strategic Storage Trust's sponsor is U.S. Commercial LLC, which manages a growing portfolio of over five million square feet of commercial properties, including 3.2 million square feet of self-storage facilities, with a combined market value of over $588 million. For more information, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.